Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

June 13, 2014

Allegion US Holding Company Inc.

11819 N. Pennsylvania Street

Carmel, Indiana 46032

Ladies and Gentlemen:

We have acted as United States counsel to Allegion US Holding Company Inc., a Delaware corporation (the “Company”), Allegion Public Limited Company, a company duly organized and existing under the law of Ireland (“Parent”), and the subsidiaries of the Company listed on Schedule I hereto (together with Parent, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration of $300,000,000 aggregate principal amount of 5.75% Senior Notes due 2021 (the “Exchange Securities”) of the Company and the registration of the guarantees (the “Guarantees”) of the Guarantors with respect to the Exchange Securities. The Exchange Securities and Guarantees will be issued under the Indenture, dated as of October 4, 2013 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company pursuant to the Prospectus included in the Registration Statement in exchange (the “Exchange”) for $300,000,000 aggregate principal amount of its outstanding 5.75% Senior Notes due 2021 issued on October 4, 2013.

Allegion US Holding Company Inc.	2	June 13, 2014

We have examined the Registration Statement and the Indenture (including the Form of Exchange Securities), which has been filed with the Commission and incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below in paragraph 2 below, we have assumed that (1) Parent has been duly organized and is validly existing under the law of Ireland, (2) Parent has duly authorized, executed and delivered the Indenture and will duly issue its Guarantee in accordance with its organization documents and the law of Ireland, (3) the execution, delivery and performance by Parent of the Indenture and the issue and performance of its Guarantee do not and will not violate the law of Ireland, or the law of any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States), and (4) the execution, delivery and performance by Parent of the Indenture and the issuance and performance by Parent of its Guarantee do not and will not constitute a breach or violation of, or require any consent to be obtained under, any agreement or instrument which is binding upon Parent or its organizational documents.

Allegion US Holding Company Inc.	3	June 13, 2014

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) Sections 114, 118 and 514 of the Indenture relating to the waiver of certain rights and defenses and (ii) Sections 110 and 1202 of the Indenture relating to severability of provisions of the Indenture.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Indiana, we have relied upon the opinion of Ice Miller LLP.

Allegion US Holding Company Inc.	4	June 13, 2014

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law and, to the extent set forth herein, the law of the State of Indiana.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

Subsidiary Guarantors

Guarantor	Jurisdiction of Organization

Schlage Lock Company LLC	Delaware

Von Duprin LLC	Indiana